CARE.COM CORRECTS RECENT INACCURACIES IN
THE MEDIA REGARDING ITS SERVICES & SAFETY PROTOCOLS

Waltham, MA, April 1, 2019 - Care.com (NYSE: CRCM), the world’s largest online marketplace for finding and managing family care, issued the following statement to correct inaccuracies appearing in several recent media reports about the Company and its services.

With regard to safety vetting of caregivers:
Since launching in 2007, Care.com has been focused on helping families find in-home care solutions that best suit their needs. Recent media coverage has reported that Care.com performs no screening on the individuals listed on its site. To the contrary, we have been conducting various preliminary screenings on all individual caregivers on our site from the start of our service, and in mid-2009 began including as one such screening a search of certain available electronic criminal records. These preliminary screenings are intended to provide a baseline of safety for our online community. In addition, we offer three tiers of background checks that families can purchase and provide a comprehensive Safety Center with tools and recommendations on other steps they should take when choosing a caregiver to help ensure safe hiring decisions. Over the course of 12 years, with more than 1.5 million successful matches and strong repeat usage, we believe we have earned the trust of families.

With regard to the removal of unclaimed listings of childcare centers from the site:
We provide a directory of childcare centers for families seeking care outside of the home. These directory listings are not our primary offering to our millions of members. However, we believe they provide an important option for families given the predominance of child care deserts (today, half of Americans live in areas in which the number of children exceeds available childcare slots by a ratio of at least 3:1) and the need for more affordable care solutions.  Marketing services revenue from these small and medium-sized businesses that provide childcare services represented less than 0.5% of the Company’s total revenue in 2018.

In the past, like many digital platforms, we used publicly available and third-party data sources to create free directory listings and provided the opportunity for these businesses to claim and enhance their listing. We have always noted on the site that we do not verify the information about childcare centers and again, encourage families to do their own due diligence to verify the information most important to them, such as licensing, references and the fit of the specific daycare for their child.

We recently made the decision to remove unclaimed childcare center listings, representing 45% of the total childcare centers in our database, in order to include only profiles provided or reviewed directly by the childcare center operators. The inclusion of these unclaimed listings in our database was unrelated both to our Care@Work back-up care offering and to the millions of individual caregivers who are the focus of our core consumer service.

With regard to caregiver profiles on our site:
The company’s decision to remove unclaimed childcare centers from our consumer marketplace database did not change or impact profiles of individual caregivers on Care.com.

Our site is constantly evolving and we are committed to helping families navigate the complexities of finding care for their loved ones, safely and with confidence.

About Care.com
Since launching in 2007, Care.com (NYSE: CRCM) has been committed to solving the complex care challenges that impact families, caregivers, employers, and care service companies. Today, Care.com is the world’s largest online destination for finding and managing family care, with 18.3 million families and 13.4 million caregivers* across more than 20 countries, including the U.S., UK, Canada and parts of Western Europe, and approximately 1.7 million employees of corporate clients having access to our services. Spanning child care to senior care, pet care, housekeeping and more, Care.com provides a sweeping array of services for families and caregivers to find, manage and pay for care or find employment. These include: a comprehensive suite of safety tools and resources members may use to help make more informed hiring decisions - such as third-party background check services, monitored messaging, and tips on hiring best practices; easy ways for caregivers to be paid online or via mobile app; and Care.com Benefits, including the household payroll and tax services provided by Care.com HomePay and the Care Benefit Bucks program, a peer-to-peer pooled, portable benefits platform funded by household employer contributions which provides caregivers access to professional benefits. For enterprise clients, Care.com builds customized benefits packages covering child care, back up care and senior care consulting services through its Care@Work business, and serves care businesses with marketing and recruiting support. Headquartered in Waltham, Massachusetts, Care.com has offices in Berlin, Austin and the San Francisco Bay area.
*As of December 2018

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Contact:
Nancy Bushkin
Vice President, Global Public Relations & Corporate Communications
Care.com
nbushkin@care.com